Exhibit 2.1

DESCRIPTION OF RIGHTS OF EACH CLASS OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Set forth below is a summary of certain information concerning the share capital of Elevra Lithium Limited (“Elevra”) as well as a description of (i) provisions of the Constitution of Elevra adopted by shareholders on November 28, 2024 (the “Constitution”), which is attached as Exhibit 1.1 to this Annual Report on Form 20-F for the year ended June 30, 2025 (the “Annual Report”), (ii) provisions of the deposit agreement between Elevra and the depositary bank for the Elevra American depositary shares (“Elevra ADSs”), a form of which deposit agreement is attached as Exhibit 2.2 to the Annual Report along with a revised form of American depositary receipt attached as Exhibit 2.3 to the Annual Report (the “deposit agreement”), and (iii) relevant provisions of Australian law. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of the Constitution, the deposit agreement and Australian law in effect as of the date of the Annual Report. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Australian law, the Constitution and the deposit agreement.

Elevra Ordinary Shares

General

Elevra’s issued capital consisted of 168,458,841 ordinary shares (“Elevra ordinary shares”) as of September 30, 2025.

Subject to the Australian Corporations Act, the listing rules (the “ASX Listing Rules”) of the Australian Securities Exchange (the “ASX”) and the Constitution, the board of directors of Elevra (the “Elevra Board”) may decide the terms on which shares or other securities of Elevra are to be issued. Elevra may also issue and redeem redeemable securities on such terms and in such manner as the Elevra Board shall determine. Australian law does not limit the authorized share capital that may be issued by a corporation and does not recognize the concept of par value.

The Elevra ordinary shares are not redeemable and do not have any preemptive rights.

Meetings of Shareholders and Voting Rights

Under Australian law, Elevra is required to hold an annual general meeting at least once every calendar year and within five months after the end of its fiscal year. All meetings other than the annual general meeting of shareholders are referred to in the Constitution as “general meetings.” The Elevra Board may call general meetings of its shareholders whenever it sees fit, at such time and place, as it may determine. In addition, the Elevra Board is obliged to call a general meeting if requested to do so by Elevra shareholders with at least 5% of votes that may be cast at the general meeting.

At a general meeting of Elevra, every Elevra shareholder present in person or by proxy, attorney or representative has one vote on a poll for each Elevra ordinary share held as at the applicable record date.

Dividends

Subject to the Australian Corporations Act, the Constitution and any special terms and conditions of issue, the Elevra Board may pay any dividends that, in its judgment, the financial position of Elevra justifies.

The Elevra Board may decide the method of payment of any dividends. The payment of a dividend does not require any confirmation by a general meeting.

Notices

Every Elevra shareholder is entitled to receive notice of and, except in certain circumstances, attend and vote at general meetings of Elevra and to receive all notices, accounts and other documents required to be sent to Elevra shareholders under the Constitution, the Australian Corporations Act and the ASX Listing Rules. Under the Australian Corporations Act, for Australian public companies at least 28 days’ notice of meeting must be given to an Australian company’s shareholders where that company is listed on the official list of certain securities exchanges (including the ASX).

Transfer of Elevra Ordinary Shares

Subject to the Constitution and to any restrictions attached to any Elevra ordinary share or classes of shares, Elevra ordinary shares may be transferred by a Proper ASTC Transfer (as defined in the Constitution) or a written transfer in any usual form or in any other form approved by the Elevra Board. The Elevra Board may, in circumstances permitted by the Constitution, the Australian Corporations Act or the ASX Listing Rules, decline to register a transfer of Elevra ordinary shares. If the Elevra Board declines to register a transfer, Elevra must give the party lodging the transfer notice of the refusal as required by the Australian Corporations Act and the ASX Listing Rules.

Issue of Elevra Ordinary Shares

Subject to the Constitution and the Australian Corporations Act and any special rights conferred on the holders of any shares or class of shares, Elevra may by resolution convert or reclassify shares from one class to another. Subject to the Constitution, the Elevra Board may issue, allot or grant options for, or otherwise dispose of, shares in Elevra and decide the persons to whom shares are issued or options are granted, the terms on which shares are issued or options are granted and the rights and restrictions attached to those shares or options.

Issue of Preference Shares

Elevra may issue preference shares, including preference shares which are, or at the option of Elevra or a holder are, liable to be redeemed or converted into Elevra ordinary shares. The rights attaching to preference shares are those set out in the Constitution.

Winding Up

If Elevra is wound up, then subject to the Constitution and to the rights or restrictions attached to a class of shares, any surplus assets must be divided among Elevra shareholders in proportion to the number of shares held by them (irrespective of the amounts paid or credited as paid on the shares), less any amounts which remain unpaid on these shares at the time of distribution.

Variation of Class Rights

Subject to the Australian Corporations Act and the terms of issue of a class of shares the rights attached to any class of shares may be varied with:

•	the written consent of the holders of 75% of the shares of the class; or
•	by a special resolution passed at a separate meeting of the holders of shares of the class.

Directors - Appointment and Retirement

Under the Constitution, the number of directors of Elevra shall not be less than three. Directors are elected or re-elected by resolution by Elevra shareholders at general meetings of Elevra.

The Elevra board may appoint a director to fill a casual vacancy on the Elevra board or in addition to the existing directors, who will then hold office until the next annual general meeting of Elevra and is then eligible for election at that meeting.

No director, who is not the managing director, may hold office without re-election past the third annual general meeting following the meeting at which the director was last elected or re-elected. Directors of Elevra other than the managing director stand for reelection at staggered intervals at the annual general meetings when their re-election is due, as further described in Item 6.C “Board Practices” of the Annual Report.

Directors - Voting

Questions arising at a meeting of the Elevra Board will be decided by a majority of votes of the directors present at the meeting and entitled to vote on the matter. If the votes are equal on a proposed resolution, the chairperson of the meeting does not have a second or casting vote and the proposed resolution is taken as lost.

If all directors sign or consent to a written resolution and the directors who sign or consent to the resolution would have constituted a quorum at a meeting of the Elevra Board held to consider that resolution, then the resolution is taken to have been passed by a meeting of the Elevra Board when the last director signs or consents to the resolution.

Powers and Duties of Directors

The directors are responsible for managing the business and affairs of Elevra and may exercise all the powers of Elevra and do all the things that are within the power of the company and are not required by law or by the Constitution to be exercised by Elevra in general meeting.

Directors’ and Officers’ Indemnity

Elevra, to the extent permitted by law, must indemnify each current or former director or executive officer, on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses incurred by the current or former director or executive officer as an officer of Elevra or of a related body corporate.

Elevra, to the extent permitted by law, may purchase and maintain insurance, or pay or agree to pay premiums for insurance for each person who is a current or former director or executive officer of Elevra, and such other officers or former officers of Elevra or its related bodies corporate as the Elevra directors in each case determine, against any liability incurred by the person as a director or an officer of Elevra or of a related body corporate of Elevra.

Amendment

The Constitution may only be amended in accordance with the Australian Corporations Act, which requires a special resolution passed by at least 75% of Elevra shareholders present (in person or by proxy, attorney or representative) and entitled to vote on the resolution at a general meeting of Elevra. Under the Australian Corporations Act, at least 28 days’ notice must be given to a company’s shareholders where that company is listed on the official list of the ASX.

Takeover Provisions

The takeover provisions in Chapter 6 of the Australian Corporations Act restrict acquisitions of relevant interests in listed companies, and unlisted companies with more than 50 members, if the acquiror’s (or another party’s) relevant interest in voting shares would increase from under 20% to above 20%, or would increase from a starting point that is above 20% and below 90%, unless certain exceptions apply.

Additionally, under Australian law, foreign persons require the approval of the Australian Federal Treasurer to acquire more than a limited percentage of interests in an Australian company. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) and the Foreign Acquisitions and Takeovers Regulations 2015 (Cth) (together, the “FIRB Legislation”).

Under the FIRB Legislation, in general terms, any foreign person (either alone or together with any one or more of its associates) is prohibited from acquiring 20% or more of the voting power (including potential voting power) or issued shares (including rights to, and other prescribed interests in, issued shares) in an Australian entity, whose total issued securities value or total asset value (whichever is higher) exceed A$330 million (or A$1,427 million for investors from free trade agreement countries, including the United States). All acquisitions of direct interests in Australian entities (generally comprising 10% or more of the voting power or issued shares) by foreign government investors, must be notified to the Australian Federal Treasurer in accordance with the FIRB Legislation.

If applicable thresholds are met, the Australian Federal Treasurer may prevent a proposed acquisition or impose conditions on such acquisition if satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FIRB Legislation, the Australian Federal Treasurer may make a range of orders, including an order for the divestiture of such person’s shares or interest in shares in that Australian company.

There are no other limitations on the rights to own ordinary shares, including the rights of non-resident or foreign shareholders to hold, or exercise voting rights on, the ordinary shares, imposed by Australian law or by the Constitution or other constituent document of Elevra.

Certain Disclosure Obligations of Elevra Under Australian Law

Elevra is subject to continuous disclosure obligations under the Australian Corporations Act and the ASX Listing Rules. This requires Elevra to immediately disclose to ASX information not generally available that a reasonable person would expect to have a material effect on the price or value of its securities, unless certain exceptions apply.

Elevra is subject to financial reporting obligations under the Australian Corporations Act. This requires Elevra to prepare, audit and lodge half-year and annual reports with both the ASX and ASIC. In addition, Elevra (as a mining producing entity) is required to provide quarterly reporting to the ASX in compliance with Chapter 5 of the ASX Listing Rules.

For a description of certain disclosure obligations of Elevra under U.S. securities law, please see “Elevra American Depositary Shares-Certain Disclosure Obligations of Elevra Under U.S. Securities Law.”

Listing

The Elevra ordinary shares are listed on the ASX under the ticker symbol “ELV”.

Certain Insider Trading and Market Manipulation Laws in Australia

Australian law contains rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

The Australian securities laws generally prohibit any person from dealing (or procuring someone else to trade) in a financial product while in possession of information which is not generally available and, if it were, would be likely to have a material effect on the price or value of the financial product as well as communicating such information to a person who the person knows, or ought reasonably know, would or would be likely to so deal (or procure another person to trade). That is, the insider trading laws cover not only those who deal based on material, non-public information, but also those who directly or indirectly communicate material non-public information to someone who they think might trade, enter into agreements to trade or get another person to trade. A “financial product” includes not only equity securities, but any financial product (e.g., derivatives, debentures). Thus, any person (including members of the Elevra Board, officers and other employees of Elevra may not deal in shares or other securities of Elevra when he or she is in possession of material, non-public information about Elevra (which may include Elevra’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about Elevra.

For a description of certain insider trading and market manipulation laws in the U.S., please see “Elevra American Depositary Shares-Certain Insider Trading and Market Manipulation Laws in U.S.”

Elevra American Depositary Shares

General

Elevra has appointed, and The Bank of New York Mellon has agreed to act, as the depositary bank. The depositary bank registers and delivers Elevra ADSs. Each Elevra ADS represents 10 Elevra ordinary shares or a right to receive 10 Elevra ordinary shares deposited with HSBC Bank Australia Limited, as custodian. Each Elevra ADS may also represent any other securities, cash or other property that may be held by the depositary bank. The deposited Elevra ordinary shares, together with any other securities, cash or other property held by the depositary bank, are referred to as the “deposited securities.” The depositary bank’s office at which the Elevra ADSs are administered, and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold Elevra ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of Elevra ADSs, registered in your name (the “ADR”), or (ii) by having uncertificated Elevra ADSs registered in your name, or (B) indirectly by holding a security entitlement in Elevra ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold Elevra ADSs directly, you are a registered Elevra ADS holder (a “Elevra ADS Holder”). This description assumes you are an Elevra ADS Holder. If you hold the Elevra ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Elevra ADS Holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated Elevra ADSs receive statements from the depositary bank confirming their holdings.

As an Elevra ADS Holder, Elevra does not treat you as one of Elevra’s shareholders and you do not have shareholder rights. Australian law governs the shareholder rights of holders of Elevra ordinary shares. The depositary bank is the holder of the Elevra ordinary shares represented by your Elevra ADSs. As a registered holder of Elevra ADSs, you have Elevra ADS Holder rights. A deposit agreement among Elevra, the depositary bank, Elevra ADS Holders and all other persons indirectly or beneficially holding Elevra ADSs sets out Elevra ADS Holder rights as well as the rights and obligations of the depositary bank. New York law governs the deposit agreement and the Elevra ADSs.

The Elevra ADSs are listed for trading on the Nasdaq under the trading symbol “ELVR”.

Deposit Agreement

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement, and the form of ADR included therein.

Dividends and Other Distributions

The depositary bank has agreed to pay or distribute to Elevra ADS Holders the cash dividends or other distributions it receives on Elevra ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Elevra ordinary shares your Elevra ADSs represent.

Cash. The depositary bank will convert any cash dividend or other cash distribution Elevra pays on the Elevra ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and is not sought by the depositary bank or is not obtained within a reasonable period, the deposit agreement allows the depositary bank to distribute the foreign currency only to those Elevra ADS Holders to whom it is possible to do so. The depositary bank will hold the foreign currency it cannot convert for the account of the Elevra ADS Holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The depositary bank will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary bank cannot convert the foreign currency, you may lose some of the value of the distribution.

Ordinary Shares. The depositary bank will, unless otherwise instructed by Elevra, distribute additional Elevra ADSs representing any Elevra ordinary shares distributed as a dividend or free distribution. The depositary bank will only distribute whole Elevra ADSs. It will sell Elevra ordinary shares, which would require it to deliver a fraction of an Elevra ADS (or Elevra ADSs representing those Elevra ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary bank does not distribute additional Elevra ADSs, the outstanding Elevra ADSs will also represent the new Elevra ordinary shares. The depositary bank may sell a portion of the distributed Elevra ordinary shares (or Elevra ADSs representing those Elevra ordinary shares) sufficient to pay its fees and expenses in connection with that distribution, including taxes and other governmental charges.

Rights to Purchase Additional Elevra ordinary shares. If Elevra offers holders of its securities any rights to subscribe for additional Elevra ordinary shares or any other rights, the depositary bank shall, to the extent lawful and practical (i) exercise those rights on behalf of Elevra ADS Holders pursuant to their instructions, (ii) if requested by Elevra, distribute those rights to Elevra ADS Holders or (iii) sell those rights and distribute the net proceeds to Elevra ADS Holders, in each case after deduction or upon payment of its fees and expenses and any applicable taxes or other governmental charges. To the extent the depositary bank does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary bank will exercise or distribute rights only if Elevra asks it to and Elevra provides a satisfactory opinion of counsel to the depositary bank that it is legal to do so. If the depositary bank will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Elevra ordinary shares, new Elevra ADSs representing the new Elevra ordinary shares, to subscribing Elevra ADS Holders, but only if Elevra ADS Holders have paid the exercise price to the depositary bank. U.S. securities laws may restrict the ability of the depositary bank to distribute rights or Elevra ADSs or other securities issued on exercise of rights to all or certain Elevra ADS Holders, and the securities distributed may be subject to restrictions on transfer. The depositary bank may sell a portion of the rights to subscribe for additional Elevra ordinary shares sufficient to pay its fees and expenses and any tax or other governmental charge to which such distribution is subject.

Other Distributions. The depositary bank will send to Elevra ADS Holders anything else Elevra distributes on deposited securities by any means it thinks is equitable and practical. If it cannot make the distribution in that way, the depositary bank may adopt such other method it may reasonably deem equitable and practicable, including to sell what Elevra distributed and distribute the net proceeds in the same way as it does with cash. However, the depositary bank is not required to distribute any securities (other than Elevra ADSs) to Elevra ADS Holders unless it receives a satisfactory opinion of counsel that it is legal to make that distribution. The depositary bank may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution and to pay any tax or other governmental charge to which such distribution is subject. U.S. securities laws may restrict the ability of the depositary bank to distribute securities to all or certain Elevra ADS Holders, and the securities distributed may be subject to restrictions on transfer.

The depositary bank is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Elevra ADS Holders. Elevra has no obligation to register Elevra ADSs, Elevra ordinary shares, rights or other securities under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). Elevra also has no obligation to take any other action to permit the distribution of Elevra ADSs, Elevra ordinary shares, rights or anything else to Elevra ADS Holders. This means that you may not receive the distributions Elevra makes on Elevra ordinary shares or any value for them if it is illegal or impractical for it to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary bank will deliver Elevra ADSs if you or your broker deposits Elevra ordinary shares or evidence of rights to receive Elevra ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary bank will register the appropriate number of Elevra ADSs in the names you request and will deliver the Elevra ADSs to or upon the order of the person or persons that made the deposit.

You may surrender your Elevra ADSs to the depositary bank for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary bank will deliver Elevra ordinary shares and any other deposited securities represented by the Elevra ADSs to the Elevra ADS Holder or a person the Elevra ADS Holder designates at the office of the custodian, or, at your request, risk and expense, the depositary bank will deliver the deposited securities at its office, if feasible. However, the depositary bank is not required to accept surrender of Elevra ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary bank may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

You may surrender your ADRs to the depositary bank for the purpose of exchanging your ADRs for uncertificated Elevra ADSs. The depositary bank will cancel that ADR and will send to the Elevra ADS Holder a statement confirming that the Elevra ADS Holder is the registered holder of uncertificated Elevra ADSs. Upon receipt by the depositary bank of a proper instruction from a registered holder of uncertificated Elevra ADSs requesting the exchange of uncertificated Elevra ADSs for certificated Elevra ADSs, the depositary bank will execute and deliver to the Elevra ADS Holder an ADR evidencing those Elevra ADSs.

Voting Rights

Elevra ADS Holders may instruct the depositary bank how to vote the number of deposited shares their Elevra ADSs represent. After Elevra requests the depositary bank to solicit your voting instructions, the depositary bank will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how Elevra ADS Holders may instruct the depositary bank how to vote. For instructions to be valid, they must reach the depositary bank by a date set by the depositary bank. The depositary bank will try, as far as practical, subject to the laws of Australia and the provisions of the Constitution, to vote or to have its agents vote the Elevra ordinary shares or other deposited securities as instructed by Elevra ADS Holders. If Elevra does not request the depositary bank to solicit voting instructions from Elevra ADS Holders, you may still send voting instructions to the depositary bank and, in that case, the depositary bank may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary bank as described above, you won’t be able to exercise voting rights unless you surrender your Elevra ADSs and withdraw the Elevra ordinary shares. However, you may not know about the meeting enough in advance to withdraw the Elevra ordinary shares. In any event, the depositary bank will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

Elevra cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary bank to vote the Elevra ordinary shares represented by your Elevra ADSs. In addition, in the absence of bad faith on the part of the depositary bank, the depositary bank and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Elevra ordinary shares represented by your Elevra ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary bank as to the exercise of voting rights relating to deposited securities, if Elevra requests the depositary bank to act, Elevra agrees to give the depositary bank notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting.

Payment of Taxes

You are responsible for any taxes or other governmental charges payable on your Elevra ADSs or on the deposited securities represented by any of your Elevra ADSs. The depositary bank may refuse to register any transfer of your Elevra ADSs or allow you to withdraw the deposited securities represented by your Elevra ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Elevra ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary bank sells deposited securities, it will, if appropriate, reduce the number of Elevra ADSs to reflect the sale and pay to Elevra ADS Holders any proceeds, or send to Elevra ADS Holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary bank will not tender deposited securities in any voluntary tender, exchange offer or similar offer unless instructed to do so by an Elevra ADS Holder surrendering Elevra ADSs and subject to any conditions or procedures the depositary bank may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary bank as a holder of deposited securities, the depositary bank will call for surrender of a corresponding number of Elevra ADSs and distribute the net redemption money to the holders of called Elevra ADSs upon surrender of those Elevra ADSs.

If there is any change in the deposited securities such as a subdivision, consolidation, conversion, combination or other reclassification, or any merger, consolidation, recapitalization, scheme or arrangement or reorganization affecting Elevra in which the depositary bank receives new securities in exchange for or in lieu of the old deposited securities, the depositary bank will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary bank decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to Elevra ADS Holders or for any other reason, the depositary bank may instead sell the replacement securities and distribute the net proceeds upon surrender of the Elevra ADSs.

If there is a replacement of the deposited securities and the depositary bank will continue to hold the replacement securities, the depositary bank may distribute new Elevra ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities represented by Elevra ADS, including if the deposited securities are cancelled, or if the deposited securities represented by Elevra ADSs have become apparently worthless, the depositary bank may call for surrender of those Elevra ADSs or cancel those Elevra ADSs upon notice to the Elevra ADS Holders.

Amendment and Termination

Elevra may agree with the depositary bank to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary bank for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Elevra ADS Holders, it will not become effective for outstanding Elevra ADSs until 30 days after the depositary bank notifies Elevra ADS Holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Elevra ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary bank will initiate termination of the deposit agreement if Elevra instructs it to do so. The depositary bank may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary bank told Elevra it wants to resign, but a successor depositary bank has not been appointed and accepted its appointment;
•
Elevra delists the Elevra ADSs from an exchange in the United States on which they were listed and, 30 days after the delisting, does not list the Elevra ADSs on another exchange in the United States or make arrangements for trading of Elevra ADSs on the U.S. over-the-counter market;

•
Elevra delists its Elevra ordinary shares from an exchange outside the United States on which they were listed and does not list the Elevra ordinary shares on another exchange outside the United States;

•	the depositary bank has reason to believe the Elevra ADSs have become, or will become, ineligible for registration on Form F-6 under the U.S. Securities Act;
•	Elevra appears to be insolvent or enters insolvency proceedings;
•	all or substantially all the value of the deposited securities has been distributed either in cash or other property;
•	there are no deposited securities represented by the Elevra ADSs or the deposited securities represented by Elevra ADSs have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary bank will notify Elevra ADS Holders at least 90 days and (unless otherwise agreed by Elevra and the depositary bank or required by applicable law) not more than 120 days before the termination date. At any time after the termination date, the depositary bank may sell the deposited securities. After that, the depositary bank will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the Elevra ADS Holders that have not surrendered their Elevra ADSs. Normally, the depositary bank will sell as soon as practicable after the termination date.

After the termination date and before the depositary bank sells, Elevra ADS Holders can still surrender their Elevra ADSs and receive delivery of deposited securities, except that the depositary bank may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary bank may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary bank will continue to collect distributions on deposited securities, but, after the termination date, the depositary bank is not required to register any transfer of Elevra ADSs or distribute any dividends or other distributions on deposited securities to the Elevra ADS Holder (until they surrender their Elevra ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

The deposit agreement expressly limits the obligations of Elevra and the depositary bank. It also limits the liability of Elevra and the depositary bank. Elevra and the depositary bank:

•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary bank will not be a fiduciary or have any fiduciary duty to Elevra ADS Holders;

•
are not liable if Elevra or the depositary bank is prevented or delayed by law or by events or circumstances beyond its ability to prevent or counteract with reasonable care or effort from performing each of its obligations under the deposit agreement;

•	are not liable if Elevra or the depositary bank exercises discretion permitted under the deposit agreement;
•
are not liable for the inability of any Elevra ADS Holder to benefit from any distribution on deposited securities that is not made available to Elevra ADS Holders under the terms of the deposit agreement, or for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Elevra ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	may rely upon any documents Elevra or the depositary bank believes to be genuine and to have been signed or presented by the proper person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;
•
are not liable for the inability or failure of an Elevra ADS Holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit; and

•
the depositary bank has no duty to make any determination or provide any information as to the tax status of Elevra, or any liability for any tax consequences that may be incurred by Elevra ADS Holders as a result of owning or holding Elevra ADSs.

In the deposit agreement, Elevra and the depositary bank agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary bank will deliver or register a transfer of Elevra ADSs, make a distribution on Elevra ADSs, or permit withdrawal of Elevra ordinary shares, the depositary bank may require:

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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Elevra ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary bank may refuse to deliver Elevra ADSs or register transfers of Elevra ADSs when the transfer books of the depositary bank are closed or at any time if the depositary bank or Elevra thinks it advisable to do so.

Your Right to Receive the Ordinary Shares Represented by Your Elevra ADSs

Elevra ADS Holders have the right to cancel their Elevra ADSs and withdraw the Elevra ordinary shares represented thereby at any time except:

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when temporary delays arise because: (i) the depositary bank has closed its transfer books or Elevra has closed its transfer books; (ii) the transfer of Elevra ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) Elevra is paying a dividend on its Elevra ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;
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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Elevra ADSs or to the withdrawal of Elevra ordinary shares or other deposited securities; or

•	for a reason that may, in the future, be permitted by applicable general instructions to Form F-6 under the U.S. Securities Act.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System (“DRS”) and the Profile Modification System (“Profile”) will apply to the Elevra ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary bank to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary bank of prior authorization from the ADS holder to register that transfer.

In connection with DRS/Profile, the parties to the deposit agreement understand that the depositary bank will not determine whether the DTC participant that is claiming to be acting on behalf of an Elevra ADS Holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the Elevra ADS Holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary bank’s reliance on and compliance with instructions received by the depositary bank through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary bank.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary bank will make available for your inspection at its office all communications that it receives from Elevra as a holder of deposited securities that Elevra makes generally available to holders of deposited securities. If requested by Elevra, the depositary bank will forward voting instructions and other shareholder communications (including notices, reports and proxy solicitation materials) to the Elevra ADS Holders promptly following its receipt of such materials. You have a right to inspect the register of Elevra ADS Holders, but not for the purpose of contacting those holders about a matter unrelated to its business or the Elevra ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, Elevra ADS Holders waive the right to a jury trial of any claim they may have against Elevra or the depositary bank arising out of or relating to Elevra ordinary shares, Elevra ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If Elevra or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived Elevra’s or the depositary bank’s liability under the U.S. federal securities laws or the rules and regulations promulgated thereunder inasmuch as it cannot be waived.

Certain Disclosure Obligations of Elevra Under U.S. Securities Law

Elevra is a “foreign private issuer” under the securities laws of the United States and  the Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. Elevra intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq listing standards. Subject to certain exceptions, the Nasdaq listing standards permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of the Nasdaq.

Additionally, because Elevra qualifies as a “foreign private issuer” under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the U.S. Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the U.S. Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the U.S. Exchange Act; (iii) the sections of the U.S. Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Elevra is required to file an annual report on Form 20-F within four months of the end of each fiscal year. Elevra intends to furnish to the SEC on Form 6-K press releases relating to financial results and material events.

For a description of certain disclosure obligations of Elevra under Australian law, please see “Elevra Ordinary Shares-Certain Disclosure Obligations of Elevra Under Australian Law.”

Certain Insider Trading and Market Manipulation Laws in U.S.

U.S. law contains rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Elevra Board, officers and other employees of Elevra may not purchase or sell shares or other securities of Elevra when he or she is in possession of material, non-public information about Elevra (including Elevra’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about Elevra.

For a description of certain insider trading and market manipulation laws in Australia, please see “Elevra Ordinary Shares-Certain Insider Trading and Market Manipulation Laws in Australia.”

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if it determines that such conversion can be made on a reasonable basis, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the depositary bank determines that the conversion of foreign currency cannot be made on a reasonable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the owners for whom the conversion and distribution is lawful and practical;
•	distribute the foreign currency to owners for whom the distribution is lawful and practical; and
•	hold the foreign currency (without liability for interest) for the remaining owners.